EXHIBIT V

                            OTHER INFORMATION ABOUT
                         EAGLE ASSET MANAGEMENT, INC.

      The directors and the principal executive officer of Eagle Asset Management, Inc., and their principal occupations are as shown below. The business address of each such person is 880 Carillon Parkway, St. Petersburg, Florida 33716.


NAME AND POSITION
WITH PORTFOLIO MANAGER        PRINCIPAL OCCUPATION
----------------------        --------------------

Thomas A. James               Chairman and Chief Executive Officer of Raymond
  Chairman of the Board       James Financial, Inc.; Chairman of the Board of
                              Trustees of the Heritage Family of Mutual Funds.

Richard K. Riess              Director, President and Chief Executive Officer
  Chief Executive Officer,    of Eagle Asset Management, Inc.; Director of
  and Director                Heritage Asset Management, Inc.; and Trustee for
                              the Heritage Capital Appreciation Trust,
                              Heritage Cash Trust, Heritage Income-Growth
                              Trust, Heritage Income Trust, Heritage Series
                              Trust, and Heritage U.S. Government Income Fund.

Stephen G. Hill               President of Heritage Asset Management, Inc.
  Director

     Eagle Asset Management, Inc. does not presently act as investment adviser to any other registered investment companies with investment objectives and policies similar to those of the Value Equity Series.

                                       V-1
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